CERTIFICATION

The undersigned hereby certifies in his capacity as an officer of Air T, Inc. (the "Company") that, to the best of his knowledge, the Quarterly Report of the Company on Form 10-Q for the period ended September 30, 2004 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.









Date:  November 4, 2004            /s/ Walter Clark
                              Walter Clark, Chief Executive Officer



Date:  November 4, 2004       /s/ John J. Gioffre
          John J. Gioffre, Chief Financial Officer